EXHIBIT 21.1

                              Columbus McKinnon Corporation
                                Subsidiaries of the Registrant


Columbus McKinnon Limited (Canada)
Columbus McKinnon Finance Corporation (Canada)
Endor S.A. de C.V. (Mexico)
CM Insurance Company, Inc. (US)
Audubon Export, Inc. (FSC) (US)
Yale Industrial Products, Inc. (US)
Mechanical Products, Inc. (US)
Minitec Corporation (US)
Yale Industrial Products, Ltd. (UK)
Egyptian-American Crane Co. (joint venture) (Egypt)
Duff-Norton Asia Pacific Pty. Ltd. (Singapore)
Kunming Duff-Norton Machinery Co. Ltd. (joint venture) (China)
Yale Industrial Products GmbH (Germany)
Yale Industrial Products Asia (Thailand) Co. Ltd. (Thailand)
Manutention Connection (France)
Yale Industrial Products Pty. Ltd. (South Africa)
Yale Industrial Products GmbH (Austria)
Hangzhou (LILA) Lifting and Lashing Co. Ltd. (China)








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